UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Stanley, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Stanley, Inc.

3101 Wilson Boulevard, Suite 700

Arlington, VA 22201

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

DATE	Thursday, August 16, 2007
TIME	2:00 P.M. Eastern Time
PLACE	Hilton McLean Tysons Corner 7920 Jones Branch Drive McLean, Virginia 22102
WEBCAST

You may listen to a live webcast of our Annual Meeting via our website, http://www.stanleyassociates.com. Listening to our Annual Meeting via the webcast will not represent attendance at the meeting. You will not be able to cast your vote via our website as part of the live webcast.

ITEMS OF BUSINESS	(1) Election of 9 directors to serve on the Stanley, Inc. Board of Directors for a one-year term ending at next year’s Annual Meeting;
(2) Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for our fiscal year ending March 31, 2008; and
(3) Consideration of any other business properly brought before the meeting.
RECORD DATE	The record date for the Annual Meeting is June 29, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
ANNUAL REPORT	We have enclosed our 2007 Annual Report on Form 10 K. The report it not part of the proxy soliciting materials for the Annual Meeting.
PROXY VOTING

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please submit the enclosed proxy or voting instructions (1) over the Internet, (2) by telephone or (3) by mail. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. For specific instructions regarding how to vote, please refer to the questions and answers beginning on the first page of this proxy statement or the instructions on the proxy and voting instruction card. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors

Scott D. Chaplin
General Counsel and Corporate Secretary

Arlington, Virginia

July 9, 2007

Stanley, Inc.

3101 Wilson Boulevard, Suite 700

Arlington, VA 22201

PROXY STATEMENT

FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On August 16, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of Stanley, Inc. (“Stanley,” “Company,” “we,” “us” or “our”) is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

We intend to mail this proxy statement and accompanying proxy card on or about July 9, 2007, to all stockholders of record entitled to vote at the Annual Meeting.

Will the Annual Meeting be webcast?

Yes. We will webcast the Annual Meeting live on August 16, 2007. You are invited to visit  http://www.stanleyassociates.com at 2:00 P.M., Eastern Time, on August 16, 2007, to access the live webcast. Listening to our Annual Meeting via the webcast will not represent attendance at the meeting, and you will not be able to cast your vote via our website as part of the live webcast.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on June 29, 2007 will be entitled to vote at the Annual Meeting. On this record date, there were 22,136,669 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on June 29, 2007 your shares were registered directly in your name with Stanley’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on June 29, 2007 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•       Election of nine directors; and

•       Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For any other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may a) vote in person at the Annual Meeting, b) vote by proxy using the enclosed proxy card, c) vote by proxy over the telephone, or d) vote by proxy on the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•       To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•       To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•       To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 P.M., Eastern Time on August 10, 2007, to be counted.

•       To vote on the Internet, go to http://www.investorvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 P.M., Eastern Time on August 10, 2007, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Stanley. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How are shares held by the Stanley, Inc. Employee Stock Ownership Plan or Stanley, Inc. 401(k) Plan voted?

Each participant in the Stanley, Inc. Employee Stock Ownership Plan or the Stanley, Inc. 401(k) Plan (collectively, the “Plans”) has the right to direct U.S. Trust Company, N.A., as trustee of the Plans (the “Trustee”), on a confidential basis as to how to vote his or her proportionate interests in all allocated share of common stock held in the Plans. The Trustee will vote all allocated shares held in the Plans as to which no voting instructions are received, together with all unallocated shares held in the Plans, in the same proportion, on a plan-by-plan basis, as the allocated shares for which voting instructions have been received. The Trustee’s duties with respect to voting the common stock in the Plans are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The fiduciary provisions of ERISA may require, in certain limited circumstances, that the Trustee override the votes of participants with respect to the common stock held by the Trustee and to determine, in the Trustee’s best judgment, how to vote the shares.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of June 29, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted:

•       “For” the election of all nine nominees for director; and

•       “For” ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008.

•       If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will bear the cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Stanley, Inc. No additional compensation will be paid to directors, officers or other regular employees for such services. We have engaged Georgeson Inc. (“Georgeson”) to assist in the dissemination of broker search cards and distribution of proxy materials for the Annual Meeting. Georgeson will be paid a fee of approximately $1,500 for its services.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•       You may submit another properly completed proxy card with a later date;

•       You may enter a new vote over the internet or by telephone;

•       You may send a timely written notice that you are revoking your proxy to Stanley’s Corporate Secretary at 3101 Wilson Boulevard, Suite 700, Arlington, VA 22201; or

•       You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Your personal attendance at the Annual Meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by April 18, 2008, to our Corporate Secretary at the address set forth on the cover of this proxy statement. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so not later than the close of business on May 19, 2008, nor earlier than the close of business on April 18, 2008. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

Who will count the votes?

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspector of election for the 2007 Annual Meeting.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), “non-routine” matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or shareholder proposals.

How many votes are needed to approve each proposal?

•       For the election of directors, the nine nominees receiving the most “For” votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes “For” or “Withheld” will affect the outcome.

•       To be approved, Proposal No. 2, to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008, must receive “For” votes from the holders of a majority of the shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares are present at the meeting in person or represented by proxy. On the record date, there were 22,136,669 shares outstanding and entitled to vote. Thus, the holders of 22,136,669 shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

Can I receive a copy of the 2007 Annual Report?

Yes. We will provide a copy of our 2007 Annual Report without charge, upon written request, to any registered or beneficial owner of common stock entitled to vote at the Annual Meeting. Requests should be made in writing addressed to Investor Relations, Stanley, Inc., 3101 Wilson Boulevard, Suite 700, Arlington, VA 22201. The Securities and Exchange Commission (“SEC”) also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Stanley, Inc.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

Stanley’s Board of Directors consists of nine directors. There are nine nominees for director this year. Each director to be elected will hold office until the next Annual Meeting of Stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal. Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders. It is our policy to encourage nominees for directors to attend the Annual Meeting. Eight of the directors attended the 2006 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The nine nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Stanley. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

NOMINEES

The following is a brief biography of each nominee for director.

Name	Age	Principal Occupation/ Position Held With the Company
Mr. Philip O. Nolan	48	Chairman, President, Chief Executive Officer and Director
Mr. George H. Wilson	49	Executive Vice President for Strategic Operations and Director
Mr. William E. Karlson	47	Senior Vice President, Outsourcing Solutions Division and Director
Mr. Lawrence A. Gallagher	68	Outside Director
Mr. James C. Hughes	63	Outside Director
Lt. General Richard L. Kelly, USMC (Ret.)	59	Outside Director
Mr. Charles S. Ream	63	Outside Director
Mr. John P. Riceman	66	Outside Director
General Jimmy D. Ross, USA (Ret.)	71	Outside Director

Mr. Philip O. Nolan has been our Chief Executive Officer since 2002 and our President and a member of our Board of Directors since 1996. In 2006, he became Chairman of our Board of Directors. From 1989 to 1995, Mr. Nolan served in various capacities, including program manager, general manager, Treasurer, Secretary and Vice President. Prior to joining our company in 1989, Mr. Nolan served on active duty in the U.S. Navy from 1981 to 1988, most recently as Deputy Program Manager for Weapons Integration for the Submarine Launched Cruise Missile Project. Mr. Nolan remained an active member of the U.S. Navy Reserve following his release from active duty until his retirement in December 2005. Mr. Nolan received a B.S. in physics from the U.S. Naval Academy, an M.S.E. in engineering management from the Catholic University of America and a J.D. from George Washington University.

Mr. George H. Wilson has been our Executive Vice President for strategic operations since April 2001. He has served as a member of our Board of Directors since July 2000. Prior to joining our company in April 1989, Mr. Wilson served on active duty as an officer in the U.S. Navy submarine force from 1979 to 1986, worked as a program manager at EG&G, and as a systems engineer at McDonnell Douglas Corporation. Since joining our company, Mr. Wilson has served as program manager, director of systems integration, and Vice President of corporate development. Mr. Wilson currently leads our sales and marketing efforts. Mr. Wilson received a B.S. degree in electrical engineering from the U.S. Naval Academy and an MBA in management of science, technology and innovation from George Washington University.

Mr. William E. Karlson has been our Senior Vice President of the outsourcing solutions division since April 2002. From 1995 to 2002, Mr. Karlson served as Vice President of the outsourced solutions division and of the corporate division. He has been a member of our Board of Directors since 1996 and acted as Secretary of the Board until February 2006. Prior to joining our company in 1984, Mr. Karlson was an officer on deep-sea tractor tugboats for Faustug Marine from 1982 to 1983. Mr. Karlson has a B.S. degree in marine engineering and marine transportation from the U.S. Merchant Marine Academy and an M.S. in software systems engineering from George Mason University.

Mr. Lawrence A. Gallagher has been a member of our Board of Directors since 1996, following his retirement as our Chief Executive Officer, a position he held since 1994, and served as the Chairman of our Board of Directors from 1996 to 2006. Prior to joining our company in 1985, Mr. Gallagher was a career naval officer. Mr. Gallagher received a B.A. in sociology from St. Benedict’s College, an M.S. in management from the Naval Post Graduate School and an M.S. in transportation management from the Navy Transportation School.

Mr. James C. Hughes has been a member of our Board of Directors since 2000. He has 25 years of experience as a senior executive and general counsel with government contracting and commercial companies. Mr. Hughes is currently the Chief Corporate Services Officer of INOVA Health System. He is the former President and Chief Executive Officer of C3, Inc., has twelve years of senior management and leadership experience with BDM International, Inc. and is a former partner of Dickstein, Shapiro and Morin. Mr. Hughes received a B.A. from the College of Arts and Sciences at Rutgers University, an M.A. from the College of Business and Public Administration at the University of Maryland and a J.D. from the University of Maryland.

Lt. General Richard L. Kelly, USMC (Ret.) has been a member of our Board of Directors since 2005. General Kelly was a U.S. Marine Corps officer for 35 years and retired as a Lieutenant General. General Kelly’s last assignment was Deputy Commandant, Installations and Logistics, Headquarters, U.S. Marine Corps. General Kelly is the Research Chair for Logistics at LMI Government Consulting, is a member of the Cascade Designs, Inc. Board of Directors, and serves on several advisory boards, to include the Defense Science Board. He is also a member of the Penn State Smeal College of Business board of visitors. General Kelly received a B.A. in History from Pennsylvania State University; a B.A. in Economics and Business Administration from Chapman College, and an M.B.A from Pepperdine University. He is a graduate of the Industrial College of the Armed Forces, with distinction, the Navy Executive Business Course, the Harvard Business School “Making Corporate Boards More Effective” program, and the Columbia Business School “Accounting Essentials for Corporate Directors” program. In 2005, General Kelly was designated a Distinguished Alumnus by the Penn State board of trustees.

Mr. Charles S. Ream joined our Board of Directors in 2006. Mr. Ream was Executive Vice President and Chief Financial Officer of Anteon International Corporation (acquired by General Dynamics Corporation) from April 2003 to June 2006. From October 2000 to December 2001, he served as Senior Vice President and Chief Financial Officer of Newport News Shipbuilding, Inc. From January 1998 to September 2000, Mr. Ream served as Senior Vice President of Finance for Raytheon Systems Company. From January 1994 to December 1997, he served as Chief Financial Officer of Hughes Aircraft Company. Prior to joining Hughes, Mr. Ream was a Partner with Deloitte & Touche LLP. Mr. Ream currently serves as the Chairman of the Audit Committee and member of the Compensation Committee of the Board of Directors of DynCorp International, Inc. Additionally, he is a member of the Board of Directors of The Allied Defense Group, Inc., serving as Chairman of the Compensation Committee and a member of the

Audit Committee. Mr. Ream received a B.S. in accounting and a M.Ac. from the University of Arizona and is a Certified Public Accountant.

Mr. John P. Riceman has been a member of our Board of Directors since 2000. He has 28 years of experience as a senior executive and manager serving in key operating, marketing, financial, and administrative roles in growth-oriented professional services companies. Since 1996, Mr Riceman has been Chief Executive Officer of Premise, Inc., a financial management consulting firm specializing in assisting its clients in the evaluation of potential acquisitions of other firms and in negotiation of the sale of client companies. Mr. Riceman has served as Chief Operating Officer of Integrated Microcomputer Systems, Inc. and C3, Inc., both government contracting information technology companies. He also has fifteen years of senior management and leadership experience with BDM International, Inc. Mr. Riceman received a B.S. in engineering from the U.S. Military Academy and an M.S. in Operations Research from the U.S. Naval Postgraduate School.

General Jimmy D. Ross, USA (Ret.) has been a member of our Board of Directors since 2001. He was a U.S. Army military officer for 36 years and retired as a four-star General in 1994. General Ross’ last active duty assignment was as Commander of the United States Army Materiel Command in Alexandria, Virginia—a worldwide command of 95,000 military and civilian personnel and 126 different organizations. Following his military retirement, General Ross served as an executive with the American Red Cross and is currently a consultant to Cypress International. General Ross is also a member of the board of directors of VSE Corporation. General Ross received a B.S.E. from Henderson State University and an M.A. in business management from Central Michigan University. He is also a graduate of the Industrial College of the Armed Forces, the U.S. Army Command and General Staff College, the U.S. Army Transportation Advanced Officer Course and the Basic Infantry Officer Course.

The Board Of Directors Recommends

A Vote In Favor Of Each Named Nominee

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP (“Deloitte & Touche”), an independent registered public accounting firm, as the Company’s independent auditors for the fiscal year ending March 31, 2008, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte & Touche has audited the Company’s financial statements since 1994. Representatives of Deloitte & Touche are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche as our independent auditors. However, the Audit Committee of the Board is submitting the appointment of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Deloitte & Touche. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended March 31, 2006 and March 31, 2007, by Deloitte & Touche, the Company’s principal accountant.

	Fiscal Year Ended
	(in thousands)
	3/31/06	3/31/07
Audit Fees(1)	$783,400	$440,040
Audit-related Fees(2)	62,475	26,000
Tax Fees(3)	200,550	165,600
All Other Fees(4)	3,000	29,388
Total Fees	$1,049,425	$661,028

Notes to Table:

(1)          Audit fees principally include those for services related to the annual audit of the consolidated financial statements, SEC registration statements and other filings and consultation on accounting matters.

(2)          Audit-related fees principally include acquisition due diligence and the audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

(3)          Tax fees principally include domestic tax advisory services related to state and local tax services and other tax matters.

(4)          All other fees principally include those for government contracting advisory services.

All fees described above were approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted procedures for the pre-approval of all audit and non-audit services rendered by our independent registered public accounting firm, Deloitte & Touche. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

Pre-approval is given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor on a case-by-case basis before the independent auditor is engaged to provide each service. The Audit Committee has determined that the rendering of the services other than audit services by Deloitte & Touche is compatible with maintaining the independent registered public accounting firm’s independence.

In connection with the Company’s audits for the fiscal years ended March 31, 2006 and 2007, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, that would have caused Deloitte & Touche to report the disagreement if it had not been resolved to the satisfaction of Deloitte & Touche. Deloitte & Touche reports on the financial statements for the past two years did not contain an adverse opinion or disclaimer of an opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the New York Stock Exchange (“NYSE”), listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following five directors are independent directors within the meaning of the applicable NYSE listing standards: Lt. General Kelly, Mr. Hughes, Mr. Ream, Mr. Riceman and General Ross. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. The Board has determined that Mr. Nolan, the Company’s President and Chief Executive Officer, Mr. Wilson, the Company’s Executive Vice President, Mr. Karlson, the Company’s Senior Vice President and Mr. Gallagher, the Company’s former Chief Executive Officer and Chairman of the Board, are not independent directors by virtue of their current or recent employment by the Company.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met eleven times during the last fiscal year, including four quarterly meetings and seven special meetings. All Board members except Mr. Ream and General Ross attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member.

As required under applicable NYSE listing standards, in fiscal 2007, the Company’s non-management directors met in regularly scheduled executive sessions without management present. Mr. Hughes, as Lead Outside Director, presided over these four executive sessions.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2007 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Lt. General Richard L. Kelly, USMC (Ret.)	X		X
Mr. James C. Hughes			X	*	X
Mr. Charles S. Ream	X		X
Mr. John P. Riceman	X	*			X
General Jimmy D. Ross, USA (Ret.)			X		X	*
Total meetings in fiscal 2007	5		4		4

*                    Committee Chairman

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NYSE rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”) to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions, including:

•       evaluates the performance of and assesses the qualifications of the independent auditors;

•       determines and approves the engagement of the independent auditors;

•       determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;

•       reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services;

•       monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; review and approves or rejects transactions between the company and any related persons;

•       confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting;

•       establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•       meets to review the company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is composed of three directors: Messrs. Riceman (Chairman) and Ream and Lt. General Kelly. The Audit Committee met five times during the fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at www.stanleyassociates.com.

The Board of Directors reviews the NYSE listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Sections 303A.01 and .02 of the NYSE listing standards). The Board of Directors has also determined that Messrs. Ream and Riceman qualify as an “audit committee financial expert,” as defined in applicable SEC rules and that all members are financially literate. The Board made a qualitative assessment of their level of knowledge and experience based on a number of factors, including formal education and experience. In addition to the Company’s Audit Committee, Mr Ream is also the Chairman of the Audit Committee and serves on Compensation Committee of DynCorp International. The Board of Directors has determined that this simultaneous service does not impair Mr. Ream’s ability to effectively serve on the Company’s Audit Committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended March 31, 2007:

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2007 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report in Form 10-K for the fiscal year ended March 31, 2007 for filing with the SEC.

Mr. John P. Riceman, Chairman
Mr. Charles S. Ream
Lt. General Richard L. Kelly, USMC (Ret.)

(1)          The material in this report is not “soliciting material” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of four directors: Messrs. Hughes (Chairman) and Ream and Lt. General Kelly and General Ross. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 303A.02 of the NYSE listing standards). The Compensation Committee met four times during the fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at www.stanleyassociates.com.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, and approve (subject to ratification by the independent directors in certain circumstances), and oversee the Company’s compensation strategy, policies, plans and programs, including:

•       establishment of corporate and individual performance objectives relevant to the compensation of the Company’s executive officers and other senior management and evaluation of performance in light of these stated objectives;

•       review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer, the other executive officers and Directors; and

•       administration of the Company’s equity and deferred compensation plans and other similar plans and programs.

Commencing this year, the Compensation Committee also began to review with management the Company’s Compensation Discussion and Analysis (“CD&A”) and to consider whether to recommend that it be included in proxy statements and other filings.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with other members of the Committee and, where appropriate, our management and Towers Perrin, our compensation consultant. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During the past fiscal year, the Compensation Committee engaged Towers Perrin as compensation consultants. The Vice President of Human Resources screened several compensation consultant candidates which were later interviewed by executive management. The Chief Executive Officer made the final recommendation to the Compensation Committee, which approved the engagement. The Compensation Committee requested that Towers Perrin:

•       evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•       assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

As part of its engagement, Towers Perrin was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that peer group. At the request of the Compensation Committee, Towers Perrin also conducted individual interviews with members of the Compensation Committee and other employees identified by the Committee to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Towers Perrin ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Towers Perrin, the Compensation Committee made recommendations to the Board of Directors for approval. These recommendations are discussed in the CD&A section of this proxy statement.

In fiscal 2007, the Compensation Committee delegated limited authority to Mr. Nolan to grant, without any further action required by the Compensation Committee, stock options to employees as a hiring and retention tool. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to employees, particularly new employees, within specified limits approved by the Compensation Committee. In particular, Mr. Nolan may not grant options to acquire more than an aggregate of 20,000 shares per year or 5,000 shares per employee. Typically, as part of its oversight function, the Committee will review on a quarterly basis the list of grants made by Mr. Nolan. During fiscal 2007, Mr. Nolan did not exercise his authority to grant options to employees.

Historically, the Compensation Committee has made adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer and its compensation consultant, Towers Perrin. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, with recommendations by Towers Perrin, which determines any adjustments to his compensation as well as awards to be granted, subject to ratification by the independent Directors of the Board. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other companies identified by the consultant.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2007 are described in greater detail in the CD&A section of this proxy statement.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and its committees, developing a set of corporate governance principles for the Company and periodically reviewing Chief Executive Officer and management succession plans. The Nominating and Corporate Governance Committee is composed of three directors: General Ross (Chairman) and Messrs. Riceman and Hughes. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 303A.02 of the NYSE listing standards). The Nominating and Corporate Governance Committee met four times during the fiscal year. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at www.stanleyassociates.com.

The Board seeks a diverse group of candidates who at a minimum possess the background, skills, expertise and time to make a significant contribution to the Board, Stanley, and its stockholders. The Nominating and Corporate Governance Committee annually reviews and establishes the criteria for selection of director nominees. The criteria used by the Committee in nominating the current slate of directors (the “Board Membership Criteria”) include, but is not limited to, the following:

•       has roles and contributions valuable to the business community;

•       has personal qualities of leadership, character, and judgment;

•       maintains a reputation in the community at large of integrity, trust, respect, competence;

•       adheres to the highest ethical standards;

•       has relevant knowledge and diversity of background;

•       has relevant educational background;

•       is free from conflicts of interest; and

•       has adequate time to devote to Board responsibilities.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee solicits candidate recommendations from Committee members, other Directors and management. The Nominating and Corporate Governance Committee also uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, professional search firms or advisors. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by unanimous vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Corporate Secretary at the following address: 3101 Wilson Boulevard, Suite 700, Arlington, VA 22201 not less than 90 days nor more than 120 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last Annual Meeting of Stockholders. Submissions must include the full name of the proposed nominee and include a detailed background of the suggested candidate that demonstrates how the individual meets the Board Membership Criteria, and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and intends to appear in person or by proxy at the meeting to nominate the person. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

We have not implemented a formal process relating to stockholder communications with the Board. Nevertheless, every effort is made to ensure that the views of the stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. To communicate with our Board, please send any correspondence to our Corporate Secretary at 3101 Wilson Boulevard, Suite 700, Arlington, VA 22201.

CODE OF ETHICS

We have adopted the Stanley, Inc. Code of Ethics (“Code of Ethics”) that applies to all officers, directors and employees. In addition, we have also adopted the Stanley, Inc. Code of Conduct for Directors and Executive Officers (“Code of Conduct”) that further highlights their particular duties and commitments. Both the Code of Ethics and the Code of Conduct are available on our website at www.stanleyassociates.com. If we make any substantive amendments to either the Code of Ethics or the

Code of Conduct or grant any waiver from a provision of either code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

CORPORATE GOVERNANCE GUIDELINES

On June 28, 2006, the Board of Directors documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect changes to the NYSE listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.stanleyassociates.com.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Name	Age	Principal Occupation/ Position Held With the Company
Mr. Gregory M. Denkler	48	Senior Vice President of Operations
Mr. Christopher J. Torti	39	Senior Vice President of Mergers and Acquisitions
Mr. Michael A. Zaramba	42	Senior Vice President and Chief Strategy Officer
Mr. Scott D. Chaplin	40	General Counsel and Corporate Secretary
Mr. Brian J. Clark	36	Chief Financial Officer and Corporate Treasurer

Mr. Gregory M. Denkler has been our Senior Vice President of operations since April 2003. From April 2000 to March 2003, Mr. Denkler was our Vice President and General Manager of the information technology and business systems division. Prior to joining our company in 1989, Mr. Denkler served on active duty in the U.S. Navy from 1981 to 1988, most recently as test and evaluation director for submarine weapon systems at the Naval Sea Systems Command. Mr. Denkler received a B.S. in oceanography from the U.S. Naval Academy and an MBA from the Virginia Polytechnic Institute and State University.

Mr. Christopher J. Torti has been our Senior Vice President of mergers and acquisitions since 2001. Mr. Torti joined our company in 1990. From 1990 to 1999, Mr. Torti served in various capacities, including as director of contracts and Vice President of contracts and pricing. Mr. Torti received a B.S. in business administration from Clemson University and a masters certification in government contract management from the University of Virginia.

Mr. Michael A. Zaramba was our Chief Strategy Officer from April 2006 until May 2007. Mr. Zaramba joined our company in 1992. From 2001 to 2006 he served as our Chief Financial Officer, from 1996 to 2001 as our controller and from 1992 to 1996 as a senior accountant. From 1989 to 1992, Mr. Zaramba was employed as a ship manager by MSO, Inc., a newly formed company that operated oceanographic ships pursuant to a contract with the U.S. Navy. Mr. Zaramba holds a B.S. in management/industrial engineering from the Worcester Polytechnic Institute and an MBA from the University of Maryland.

Mr. Scott D. Chaplin has been our General Counsel since November 2005 and Corporate Secretary since February 2006. Prior to joining Stanley, he served as Vice President and General Counsel of BAE Systems Information Technology and prior to that as Vice President and General Counsel of DigitalNet

Government Solutions. From 1996 to 1997, Mr. Chaplin practiced at Reed Smith in Washington, D.C. and from 1997 to 1999 at Morgan Lewis & Bockius in Washington, D.C. He also served as Judicial Clerk to the Honorable Marian Horn, Judge, United States Court of Federal Claims, Washington, D.C. Mr. Chaplin received a B.A. from the University of Massachusetts at Amherst and a J.D. from American University.

Mr. Brian J. Clark has been our Chief Financial Officer and Corporate Treasurer since April 2006. Prior to joining Stanley, he held various executive positions at Titan Corporation from 2001 to 2006, most recently as Vice President and Corporate Controller. Prior thereto he had been Titan’s Vice President of Strategic Transactions where he managed the company’s mergers and acquisitions program, as well as divestitures, equity joint ventures and other strategic transactions. From 1996 to 2001, he held various positions at Arthur Andersen LLP, a public accounting firm, most recently as a Senior Manager. From 1994 to 1996, he held various positions at Deloitte & Touche LLP, a public accounting firm, most recently as a senior staff accountant. Mr. Clark holds a B.S. in Accounting from Virginia Polytechnic Institute and State University and is a Certified Public Accountant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of May 31, 2007 by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock. Except as otherwise noted, the address of the individuals below is c/o Stanley, Inc., 3101 Wilson Boulevard, Suite 700, Arlington, Virginia 22201.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Compensated Persons and Directors:
Philip O. Nolan(2)	2,442,501	10.75%
Brian J. Clark(3)	89,065	*
George H. Wilson(4)	895,272	3.98%
Gregory M. Denkler(5)	542,612	2.43%
Christopher J. Torti(6)	451,539	2.03%
William E. Karlson(7)	1,485,382	6.67%
Lawrence A. Gallagher(8)	767,522	3.47%
James C. Hughes(9)	109,490	*
John P. Riceman(10)	86,490	*
General Jimmy D. Ross(11)	35,293	*
Lt. General Richard L. Kelly(12)	17,170	*
Charles S. Ream(13)	7,320	*
All executive officers and directors as a group (14 persons)	7,360,634	30.96%
Other Stockholders:
United States Trust Company, N.A.	6,222,451	28.17%
114 West 47th Street, 25th Floor New York, NY 10036-1532(14)
The PNC Financial Service Group, Inc.	1,313,700	5.95%
One PNC Plaza 249 Fifth Avenue Pittsburgh, PA 15222-2707(15)

*                    Less than one percent.

(1)          This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 22,092,269 shares outstanding on May 31, 2007, adjusted as required by rules promulgated by the SEC.

(2)          Consists of : a) 1,598,810 shares as to which Mr. Nolan has sole voting and investment power, b) 201,381 shares held by the ESOP for his account as to which he has shared voting and investment power, c) 10,110 unvested shares of restricted stock as to which he has sole voting power, d) 324,250 shares issuable pursuant to options exercisable within 60 days of May 31, 2007 and e) 307,950 shares which are held for his account by the Executive Deferred Compensation and Equity Incentive Plan Trust (“2002 Trust”) which he has the right to acquire within 60 days of May 31, 2007 upon certain trust termination clauses, as to which he disclaims beneficial ownership. Excludes 150,000 shares which are held in a dynasty trust, as to which he does not have voting or investment power and, as such, disclaims beneficial ownership. Mr. Nolan’s spouse, as trustee, has sole voting and investment power with respect to the 150,000 shares held by the dynasty trust.

(3)          Consists of: a) 41,350 shares as to which Mr. Clark has sole voting and investment power, b) 6,465 unvested shares of restricted stock as to which he has sole voting power,  c) 26,250 shares issuable pursuant to options exercisable within 60 days of May 31, 2007 and d) 15,000 shares which are held for his account by the 2002 Trust which he has the right to acquire within 60 days of May 31, 2007 upon certain trust termination clauses, as to which he disclaims beneficial ownership.

(4)          Consists of: a) 422,520 shares as to which Mr. Wilson has sole voting and investment power, b) 88,402 shares held by the ESOP for his account as to which he has shared voting and investment power, c) 5,660 unvested shares of restricted stock as to which he has sole voting power, d) 159,000 shares issuable pursuant to options exercisable within 60 days of May 31, 2007 and e) 219,690 shares which are held for his account by the 2002 Trust which he has the right to acquire within 60 days of May 31, 2007 upon certain trust termination clauses, as to which he disclaims beneficial ownership. Excludes 75,000 shares which are held in a dynasty trust, as to which he does not have voting or investment power and, as such, disclaims beneficial ownership.

(5)          Consists of: a) 121,650 shares as to which Mr. Denkler has sole voting and investment power, b) 141,942 shares held by the ESOP for his account as to which he has shared voting and investment power, c) 4,850 unvested shares of restricted stock as to which he has sole voting power, d) 113,040 shares issuable pursuant to options exercisable within 60 days of May 31, 2007 and e) 161,130 shares which are held for his account by the 2002 Trust which he has the right to acquire within 60 days of May 31, 2007 upon certain trust termination clauses, as to which he disclaims beneficial ownership.

(6)          Consists of: a) 217,590 shares as to which Mr. Torti has sole voting and investment power, b) 81,289 shares held by the ESOP for his account as to which he has shared voting and investment power, c) 5,660 unvested shares of restricted stock as to which he has sole voting power, d) 96,000 shares issuable pursuant to options exercisable within 60 days of May 31, 2007 and e) 51,000 shares which are held for his account by the 2002 Trust which he has the right to acquire within 60 days of May 31, 2007 upon certain trust termination clauses, as to which he disclaims beneficial ownership.

(7)          Consists of: a) 1,111,860 shares as to which Mr. Karlson has sole voting and investment power, b) 210,492 shares held by the ESOP for his account as to which he has shared voting and investment power, c) 1,840 unvested shares of restricted stock as to which he has sole voting power, d) 40,500 shares issuable pursuant to options exercisable within 60 days of May 31, 2007 and e) 120,690 shares which are held for his account by the 2002 Trust which he has the right to acquire within 60 days of May 31, 2007 upon certain trust termination clauses, as to which he disclaims beneficial ownership. Excludes 150,000 shares which are held in a dynasty trust, as to which he does not have voting or investment power and, as such, disclaims beneficial ownership. Mr. Karlson’s spouse, as trustee, has sole voting and investment power with respect to the 150,000 shares held by the trust.

(8)          Consists of: a) 522,540 shares as to which Mr. Gallagher has sole voting and investment power and b) 244,982 shares held by the ESOP for his account as to which he has shared voting and investment power.

(9)          Consists of: a) 102,170 shares as to which Mr. Hughes has sole voting and investment power, b) 3,000 shares held by Mr. Hughes’ son over which he has shared voting and investment power, and c) 4,320 unvested shares of restricted stock as to which he has sole voting power.

(10)   Consists of: a) 61,290 shares as to which Mr. Riceman has sole voting and investment power, b) 4,320 unvested shares of restricted stock as to which he has sole voting power and c) 20,880 shares held in trust over which Mr. Riceman’s spouse, as trustee, has sole voting and investment power.

Mr. Riceman disclaims beneficial ownership of the 20,880 shares, as to which he does not have voting or investment power.

(11)   Consists of: a) 7,693 shares as to which General Ross has sole voting and investment power, b) 17,100 shares issuable pursuant to options exercisable within 60 days of May 31, 2007, c) 6,180 shares as to which he has sole voting and investment power and d) 4,320 shares of unvested restricted stock as to which he has sole voting power.

(12)   Consists of: a) 12,850 shares as to which Lt. General Kelly has sole voting and investment power and b) 4,320 unvested shares of restricted stock as to which he has sole voting power.

(13)   Consists of: a) 3,000 shares as to which Mr. Ream has sole voting and investment power, and b) 4,320 shares of unvested restricted stock as to which he has sole voting power.

(14)   United States Trust Company, N.A. is the trustee of the ESOP, which is the record owner of 6,222,451 shares of common stock. For participants in our ESOP, holdings include shares allocated to their individual ESOP accounts. Under the terms of the ESOP, the trustee is currently obligated, with respect to certain matters, to solicit participants to vote shares of our common stock allocated to participants’ accounts, and the trustee generally will vote such shares in accordance with the voting decisions of the participants.

(15)   Common stock held by the 2002 Trust is owned of record by its trustee, The PNC Financial Service Group, Inc. (“PNC”). Plan recipients under the 2002 Trust have no voting power or investment power with respect to shares of common stock held by the 2002 Trust. PNC, in its capacity as trustee of the Trust, votes the shares held by the Trust as directed by the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 2007, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”), with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007 and this proxy statement.

The Compensation Committee:

James C. Hughes (Chairman)

Charles S. Ream

General Jimmy D. Ross, USA (Ret.)

Lt. General Richard L. Kelly, USMC (Ret.)

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal 2007, or as of the date of this proxy statement, is or has been an officer or employee of the Company and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board of Directors.

(1)          The material in this report is not “soliciting material” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Policy

Overview.   This section discusses the principles underlying our executive compensation program and the most important factors relevant to an analysis of our compensation decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and narrative that follow.

Our executive compensation plans are designed to provide incentives and compensation that both advance the interests of stockholders and enhance our ability to attract and retain top executive management talent. The Compensation Committee of our Board of Directors, or the Committee, is responsible for overseeing our compensation program, including compensation awarded to those officers who are our Named Executive Officers for fiscal 2007, specifically designated in the tables below.

We review our compensation plans regularly and the compensation of our executives at least annually. As a result of these reviews, we make adjustments to our program and to individual compensation based on a variety of changing factors, including compensation peer group data, performance incentives and achievements, and retention.  The Committee’s most recent review of executive compensation occurred in May 2007. The Committee considers recommendations from the Chief Executive Officer when making compensation decisions for executive officers other than the Chief Executive Officer.

The Committee intends to continue its strategy of compensating executives through programs that emphasize performance-based incentive compensation. Executive compensation is tied directly to the performance of the Company and is structured to ensure that, due to the nature of the business, there is an appropriate balance between short and long-term performance of the Company, and also a balance between the Company’s performance against its strategic plan, financial performance and stockholder return.

Compensation Philosophy and Objectives.   The primary objectives of our executive compensation program are to:

•       Ensure that our executives’ total compensation levels are focused on both our short-term financial performance and long-term growth in stockholder value;

•       Provide total compensation opportunities that are not only fair, but also competitive with opportunities provided to executives of comparable companies at commensurate levels of performance;

•       Focus and motivate executives on the achievement of defined objectives;

•       Reward executives in accordance with their relative contributions to achieving strategic milestones and upholding key mission-related objectives;

•       Be cost-effective and structured, to the extent possible, to maximize favorable tax and accounting benefits for us; and

•       Reflect differences in job responsibilities and marketplace considerations while ensuring the overall structure and components of our compensation program are broadly similar and equitable across all executives with similar responsibilities and expectations.

Role of Compensation Consultants.   The Committee has hired a compensation consultant, Towers Perrin, with whom it reviews selected matters. On an annual basis, the Committee intends to perform an assessment of its advisory firm’s performance. In performing this assessment, the Committee will consider the nature and level of work performed for the Committee during the year, the nature of other services performed for us and the amount of fees paid to the firm in relation to the firm’s total revenues.

As a first step in establishing compensation for our executive officers, Towers Perrin collected competitive data for base salary, cash incentive awards and long-term stock-based incentives. This competitive data includes public companies in the same industry and relevant executive labor market data, or the peer group, plus additional reputable market survey data to validate the peer group benchmarks. The peer group we use is comprised of publicly traded, U.S.-based professional services companies that serve the government sector. The peer group, which will be periodically reviewed and updated by the Committee, consists of companies against which the Committee believes we compete for talent. The companies that comprise our compensation peer group are:

• Anteon International Corp. (acquired by General Dynamics Corporation in June 2006.)	• MTC Technologies, Inc.
• CACI International, Inc.	• NCI, Inc.
• ICF International, Inc.	• SI International, Inc.
• ManTech International Corp.	• SRA International, Inc.

Principal Elements of Compensation.   The compensation program for our executive officers currently consists of the following three primary components:

•       Base salary–We provide a fixed base salary to our executive officers to compensate them for services provided to us during the fiscal year;

•       Cash incentive awards–We provide cash incentive awards to our executive officers which vary in amount depending upon the achievement of certain predetermined goals and objectives for the fiscal year; and

•       Long-term equity incentive awards–We provide long-term equity incentive awards to our executive officers comprised of stock options and shares of restricted stock, which are intended to reward them for prior and future performance, as well as to motivate them to stay with the Company and build stockholder value.

In addition to these elements of direct compensation, we provide our executive officers with certain perquisites, as well as other benefits generally available to all eligible employees, such as participation in our health and retirement plans.

Mix of Compensation.   We view the above-referenced components as related but having distinct attributes. Although the Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency among officers at various levels within our organization, and other considerations we deem relevant, such as rewarding extraordinary performance.

Base salary.   We provided our executive officers with a base salary to compensate them for services provided to us during the year, which represented the fixed element of direct compensation for fiscal 2007. The salaries of our executive officers are reviewed on an annual basis by the Committee, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on an evaluation of the individual’s performance and level of pay compared to the peer group pay levels for similar positions. The effective date of salary increases typically is May 1st of each year. Increases in salaries are based on both individual performance and our merit increase budget for the year. Salary increases can also occur upon promotion. Any salary increase for an elected corporate officer is approved by the Committee.

We seek to fix executive officer base compensation at a level we believe enables us to hire and retain individuals in a competitive environment, and also to reward satisfactory individual performance and contribution to our overall business goals. In determining the fiscal 2007 base salaries for our executive officers and other executives, the Committee considered the survey data and analysis which indicated that base salaries for our executive officers were within a competitive range of companies in the peer group. Following its consideration of this data and other factors, the Committee decided that the fiscal 2007 base salaries for our executive officers would be generally unchanged or modestly increased from the prior fiscal year levels.

Cash Incentive Awards.   Pursuant to our 2006 Omnibus Incentive Compensation Plan, or 2006 Plan, we provided cash incentive awards to our executive officers in fiscal 2007, the amounts of which depended upon the achievement of specific financial, operational and individual performance goals approved by the Committee.

In the first quarter of fiscal 2007, the Committee approved the target bonus amounts for the cash incentive awards and the corporate and individual performance goals and criteria upon which the amounts of the awards would be determined. The Committee approved the corporate performance goals and criteria at levels they believed to be achievable with significant effort, and approved individual performance goals and criteria at levels that it believed would be attainable by the executive officers without extraordinary effort. Following the end of fiscal 2007, the Committee approved the payment of cash incentive awards based upon the achievement of the predetermined goals and criteria. The methodology used by the Committee in determining these amounts was as follows:

•       Target Bonus. The Committee set the target amount of the cash incentive award for each executive at between 40% and 100% of their base salary. In approving these targets, the Committee reviewed and considered the survey data and analysis which indicated that average targets for our cash incentive awards were generally below the market median for companies in the peer group. The actual amount of the cash incentive award was structured to range from zero to an indefinite maximum amount of the target, based upon the extent to which performance under each of the criteria was met, exceeded or was below target.

•       Performance Goals The actual amount of the cash incentive award to be paid at the end of fiscal 2007 was to be determined based upon the achievement of financial, operational and individual performance goals determined at the beginning of the fiscal year. In general, performance goals established by the Committee are based upon the stated financial and operating objectives of the Company and operating units. The individual performance goals generally consist of more qualitative objectives established by our Chief Executive Officer, and relate to matters such as customer retention and relations, recruiting and training personnel, and financial management.

The Committee determined that 70% of the potential fiscal 2007 cash incentive awards for the senior executive officers would be based on the achievement of the following corporate financial performance goals, as measured against our fiscal 2007 financial plan:

•        25% based upon our corporate revenue target;

•        25% based upon our EBITDA target;

•        25% based upon our days sales outstanding target, or DSOs;

•        15% based upon our earnings per share target; and

•        10% based upon our neutral to positive rate variance.

•       People Goals. The Committee determined that 20% of the fiscal 2007 cash incentive awards for the senior executive officers would be based on the achievement of certain goals relating to our high-

quality workforce. The objectives included such criteria as continued identification and attraction of high-quality employees; employee technical and professional training; employee motivation and empowerment; and employee diversity, opportunity, open communications and social interaction.

•       Process and Perspectives Goals. The Committee determined that the remaining 10% of the potential fiscal 2007 cash incentive awards for the senior executive officers would be split evenly between process and perspectives criteria. Such criteria included maintaining effective company communications, customer-focused internal organizations and processes; achieving highest levels of customer satisfaction; establishing lasting customer relationships and increasing name recognition and visibility.

•       Determination of Award Amounts. Following the end of fiscal 2007, the Committee reviewed financial and individual performance during the year and approved the cash incentive award payments to be made to our executive officers. In evaluating fiscal 2007 financial performance, the Committee recognized that we exceeded our objectives with respect to corporate revenue, EBITDA, DSOs and earnings per share, but fell short with respect to our neutral to positive rate variance. In analyzing individual performance, the Committee considered that members of management had made significant progress against the Company’s non-financial objectives, including customer retention and the completion of our initial public offering.

In issuing these awards, the Committee maintains discretion when determining whether our executive officers have met the predetermined goals and criteria and can consider additional salient factors, which, depending upon the business circumstance, may become more relevant than the performance goals and criteria initially set. The Committee, therefore, has the discretion to issue awards even if an objective performance category is not met. In fact, within the approved target, there is no minimum or maximum amount that must be awarded to any executive. To date, the Committee has not exercised such discretion.

Under the Sarbanes-Oxley Act of 2002, in certain circumstances, a company’s Chief Executive Officer and chief financial officer may be required to return bonus payments to the company following a restatement of financial results. Our Compensation Committee has not considered whether it would attempt to recover incentive payments based on our financial performance where our results of operations are restated in a downward direction sufficient to reduce the amount of incentive compensation that should have been paid under the objectives established for a prior year.

Long-Term Equity Incentive Awards.   We provided long-term equity incentive awards to our executive officers which were comprised of stock options and restricted stock awards granted pursuant to our equity incentive plans, which are described below. In May 2006, the Compensation Committee approved the following fiscal 2007 grants to our Named Executive Officers:

	Fiscal 2007 Equity Incentive Awards
	Stock Options		Restricted Stock
Name	Shares Underlying Options (#)	Exercise Price ($)	Value of Stock Awards ($)	Shares Underlying Stock Awards (#)
Philip O. Nolan	101,250	8.65	—	—
Brian J. Clark(1)	26,250	6.56	172,288	26,250
George H. Wilson	45,000	7.86	—	—
Gregory M. Denkler	45,000	7.86	—	—
Christopher J. Torti	45,000	7.86	—	—

(1)          The Committee approved Mr. Clark’s awards as part of his compensation package effective as of his hire date of April 3, 2006.

Equity-based compensation and ownership ensures that our executive officers have a continuing stake in our long term success. Under our long-term incentive program, we currently grant stock options and restricted stock awards to eligible employees under the 2006 Plan. The 2006 Plan also permits us to grant equity-based awards to our non-employee Directors. The 2006 Plan replaced the Executive Deferred Compensation and Equity Incentive Plan, or the 2002 Plan. For fiscal 2007, long-term incentive awards consisted solely of stock options which were granted under the 2002 Plan. The target long-term incentive awards are below the 50th percentile of our peer group data, according to the employee’s level of responsibility in the Company.

The Committee grants equity incentive awards to focus our executives on long-term financial performance and increased stockholder value and to motivate the executives to remain with us through the vesting periods for these awards. The amounts of these awards are determined based on market data, internal equity and vary based upon an executive’s position and responsibilities. Because these equity awards are generally intended to help motivate our executives to stay with the Company and to continue to build stockholder value, the Committee generally does not consider an executive’s current stock or option holdings in making additional awards, except to the extent that the Committee determines that additional equity awards would further motivate the individual to remain with us for a longer period of time.

Prior to making the fiscal 2007 equity incentive awards to our executive officers, the Committee reviewed the survey data provided by our previous compensation consultant, RSM McGladrey, Inc., which indicated that, on average, we were below market on equity based compensation. The Committee determined, however, that it was appropriate to continue to grant equity incentive awards with values slightly lower on average than the median when compared to our peers due to, among other things, the fact that equity incentive awards were comprised of stock option grants, which have value only to the extent that our stock price appreciates during the term of the option and thus motivates our executives to stay with the Company and build stockholder value.

In fiscal 2008, the Committee will target equity incentive awards that are between the median and the 75th percentile of our peer group data, which will maintain our above target performance level when compared to our peer group. The equity awards will consist of time-vesting stock options and time-vesting restricted shares which will vest in three equal annual installments. Towers Perrin will provide the Committee with guidance on option and restricted share allocations based on an employee’s position and responsibilities with the Company but the Committee will have the final decision on those allocations.

Stock and Option Grant Practices

The Committee is responsible for the administration and operation of our equity incentive plans. The following description sets forth those processes and practices that have been adopted in the administration of these plans.

•       Timing of Grants. Prior to our initial public offering in October 2006, our stock was not publicly traded and the stock price was determined by an independent valuation firm on a semi-annual basis. During this time, we generally followed a practice of making option and stock awards on an annual basis. Following the completion of our initial public offering, the policy of the Company and the Board of Directors is to continue to issue option and stock awards to eligible employees on the date of the fourth quarter Board of Directors meeting each year, without regard to the timing of the release of material information. The meeting is typically scheduled on the first Thursday in May. Special grants to newly hired individuals are granted in the month of hire.

•       Approval of Grants. All stock and option awards to be made to our directors and executive officers must be approved by the Committee. In addition, our Board has delegated the authority for Philip O. Nolan, our Chief Executive Officer, to approve grants of stock and option awards up to certain maximum amounts as a hiring and retention tool.

•       Determination of Grant Value or Exercise Price. The value of any stock grant, as well as the exercise price of any option grant, is determined by reference to the fair market value of the shares, which is the closing price of our common stock on the New York Stock Exchange on the date of grant. Prior to the completion of our initial public offering, the value of shares underlying any stock grant or stock option exercise price was determined under our 2002 Plan by reference to the stock price which was determined by an independent valuation firm on a semi-annual basis. In either case, however, because stock options granted both before and after the completion of our initial public offering have been granted at fair market value, they only have value to the extent that the price of our common stock increases during the term of the option.

Restricted Stock Awards

Restricted stock is a promise to pay to the recipients actual shares of Company stock at the end of the vesting period when the restrictions lapse. A special grant of restricted stock was made to Mr. Brian J. Clark, Chief Financial Officer, on April 3, 2006, as part of his employment incentives. These restricted stock grants, under the 2002 Plan, had a three year vesting schedule which accelerated upon our initial public offering. Other than the grant to Mr. Clark, no other stock awards were granted to our executive officers during fiscal 2007.

Perquisites.   We did not provide substantial perquisites and personal benefits to our executive officers that are not otherwise available to other employees. Perquisites and other personal benefits provided to the executives in fiscal 2007 are disclosed in the Summary Compensation Table. The perquisites include car allowances, insurance premiums and tax preparation. For fiscal 2008, it is our intention to eliminate specific perquisites and replace this benefit with an annual stipend, which will be paid monthly, to executive officers for certain personal allowances. The amount of the stipend for each executive officer will be determined on a three-level tier structure based upon each executive’s position within the Company.

Other Benefits Provided in Fiscal 2007

Health and Welfare Benefits.   Our executive officers are entitled to participate in all health and welfare plans that we generally offer to all of our eligible employees, which provide medical, dental, health, group term life insurance and disability benefits.

Retirement Benefits.   Our executive officers are entitled to participate in our retirement plans that are generally available to all eligible employees. The Committee believes that these retirement programs permit our executives to save for their retirement in a tax-effective manner at minimal cost to us and are of the kind typically offered by other companies against which we compete for executive talent.

•       401(k) Plan. We maintain the Stanley, Inc. 401(k) Plan, which allows eligible participants to defer a portion of their income through payroll deductions, and we currently provide a matching contribution for each dollar an employee contributes to the plan, up to 3% of the employee’s eligible compensation, plus 50% of an employee contribution between 3% and 5% of the employee’s eligible compensation.

•       Employee Stock Ownership Plan. We also have the discretion to provide contributions to the employee stock ownership plan, or ESOP, which historically have been comprised of cash or stock contributions to the plan for the benefit of plan participants based upon amounts determined quarterly by our Board of Directors. Participants’ interests in our ESOP contributions become fully vested (regardless of when contributed) upon the participant’s having completed three years of service.

Stock Ownership Guidelines

Executive officers and other key employees are encouraged to maintain an equity ownership in the company in order to align their interests with the stockholders’ interests. We do not have a policy requiring that officers and key employees have any specific amount of ownership of our stock. However, as indicated above, the Committee believes that its executives and other officers should be provided an incentive to achieve our long term strategic goals and objectives. These strategic goals and objectives are designed to increase total stockholder value. As such, the Committee annually reviews the entire compensation program and may allocate a portion of an officer’s compensation in the form of stock options.

Role of Executive Officers in Determining Executive Compensation

The Committee approves the final determination of compensation for all senior executive officers acting on recommendation from our Chief Executive Officer, Philip O. Nolan, and our outside compensation consultant, Towers Perrin. The Committee determines the compensation of Philip O. Nolan, our Chief Executive Officer, acting with advice from Towers Perrin.

We consider compensation components that are structured, to the extent possible, to maximize favorable accounting, tax and similar benefits for the Company.

Government Limitations on Compensation.

As a government contractor, we are subject to the Federal Acquisition Regulation, or FAR, which governs the reimbursement of costs by our government customers. FAR 31.205-6(p) limits the allowability of senior executive compensation to a benchmark compensation cap established each year by the Administrator of the Office of Federal Procurement Policy, or OFPP, under Section 39 of the OFPP Act (41 U.S.C. 435). The benchmark cap is based on a single survey of publicly held companies with annual sales in excess of $50 million. The benchmark cap applies to the five most highly compensated employees in management positions in each home office and each of our business segments. When comparing senior executive compensation to the benchmark cap, all wages, salary, bonuses, and deferred compensation for the year whether paid, earned or otherwise accrued must be included. For 2007, the benchmark compensation cap published in the Federal Register is $597,912. Any amounts over the cap are considered unallowable and are therefore not recoverable under our government contracts.

Tax and Accounting Considerations

Deductibility of Executive Compensation.   Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the deductibility of certain compensation in excess of $1,000,000 paid in any one year to the principal executive officer, which is our Chief Executive Officer, and the other three highest paid executive officers. Qualified performance-based compensation will not be subject to this deduction limit if certain requirements are met.

The Committee periodically reviews and considers the deductibility of executive compensation under Section 162(m) in designing our compensation programs and arrangements. As indicated above, a portion of our cash incentive awards is determined based upon the achievement of certain predetermined financial performance goals, which permits us to deduct such amounts pursuant to Section 162(m).

While we will continue to monitor our compensation programs in light of Section 162(m), the Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of the Company and our stockholders. As a result, the Committee may conclude that paying compensation at levels that are not deductible under Section 162(m) is nevertheless in the best interests of the Company and our stockholders.

Nonqualified Deferred Compensation and Pension Benefits.   We do not currently offer any nonqualified deferred compensation or pension benefits to any of our executive officers.

Accounting for Stock-Based Compensation.   We adopted Statement of Financial Accounting Standards (SFAS) No. 123(R), “Share-Based Payment,” on April 1, 2006, which requires us to estimate the fair value of stock-based compensation at the time of the award and record that value as an expense over the vesting period of the award. We adopted SFAS No. 123(R) using the prospective-transition method. For more information regarding our application of SFAS No. 123(R), please refer to “Note 1. Summary of Significant Accounting Policies—Stock Based Compensation” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on June 1, 2007.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Named Executive Officers for service to the Company during fiscal 2007, whether or not such amounts were paid in such year:

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Stock Awards ($)(1) (e)	Option Awards ($)(1) (f)	Non-Equity Incentive Plan Compensation ($) (g)	All Other Compensation ($)(2) (i)	Total ($) (j)
Philip O. Nolan	2007	325,000	782,920	66,746	325,000	19,408	1,519,074
Chairman, President & CEO
Brian J. Clark	2007	230,000	172,288	72,418	200,000	—	674,706
Chief Financial Officer
George H. Wilson	2007	215,000	656,132	50,701	140,000	15,560	1,077,394
Executive Vice President
Gregory M. Denkler	2007	220,000	481,040	50,701	110,000	17,761	879,503
Senior Vice President
Christopher J. Torti	2007	215,000	327,740	50,701	130,000	15,557	738,999
Senior Vice President

(1)          These columns reflect the dollar amounts that were recognized in fiscal 2007 for financial statement reporting purposes under SFAS No. 123(R) with respect to stock and option awards granted to our Named Executive Officers in and prior to fiscal 2007. In addition, because we adopted SFAS No. 123(R) utilizing the prospective method for stock-based awards granted prior to April 1, 2006, for purposes of this Summary Compensation Table we have computed and determined the associated value for option awards granted prior to April 1, 2006 as if we had adopted SFAS No. 123(R) utilizing the modified prospective method for those awards. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based conditions. For more information regarding our application of SFAS No. 123(R), including the assumptions used in the calculations of these amounts, please refer to Note 1 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on June 1, 2007. Because these amounts reflect accounting expenses for these awards, they do not necessarily correspond to the actual value that will be realized by the Named Executive Officers.

(2)          The table below shows the components of column (i), which includes allowances for automobiles, contributions to the employee stock ownership plan, tax preparation fees, split-term life insurance premiums, and matching contributions to our 401(k) plan for each Named Executive Officer.

	Car Allowance ($)	ESOP Contributions	Tax Preparation ($)	Insurance Premiums ($)	401(k) Contributions ($)	Total ($)
Philip O. Nolan	6,900	(1)	2,400	1,412	8,696	19,408	(1)
George H. Wilson	6,900	(1)	—	—	8,660	15,560	(1)
Gregory M. Denkler	6,900	(1)	2,400	—	8,461	17,761	(1)
Christopher J. Torti	6,900	(1)	2,400	—	6,257	15,557	(1)

(1)         The Company has not determined the amount of ESOP contributions that it will allocate to its Named Executive Officers for fiscal 2007. The Company expects to determine those amounts on or before August 1, 2007 and will file a current report on Form 8-K with this information when those amounts are determined.

Grants of Plan-Based Awards

The following Grants of Plan-Based Awards table provides additional information about cash incentive awards payable in fiscal 2007 under our 2006 Plan. The table also includes information with regard to stock and option awards granted to our Named Executive Officers during fiscal 2007 pursuant to our 2002 Plan. The Company does not have any performance-based equity incentive award plans and has therefore omitted the corresponding columns.

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards(1)	All Other Stock Awards: Shares of	All Other Option Awards; Number of Securities Underlying		Exercise Price of Option	Grant Date Fair Value of Stock and Option
Name (a)	Grant Date (b)	Target ($) (d)	Stock(2) (#) (i)	Options(3) (#) (j)		Awards ($/Sh (k)	Awards(6) ($) (l)
Philip O. Nolan	5/3/2007	325,000	—	—		—	—
	5/4/2006	—	—	101,250	(4)	8.65	233,421
Brian J. Clark	5/3/2007	172,500	—	—		—	—
	4/3/2006	—	—	26,250	(5)	6.56	72,418
	4/3/2006	—	26,250	—		—	172,288
George H. Wilson	5/3/2007	129,000	—	—		—	—
	5/4/2006	—	—	45,000	(4)	7.86	150,214
Gregory M. Denkler	5/3/2007	132,000	—	—		—	—
	5/4/2006	—	—	45,000	(4)	7.86	150,214
Christopher J. Torti	5/3/2007	129,000	—	—		—	—
	5/4/2006	—	—	45,000	(4)	7.86	150,214

(1)          Amounts in these columns represents the target estimated possible payouts under non-equity incentive plan awards that were earned by our Named Executive Officers for fiscal 2007. There are no thresholds or maximums included in the plan.

(2)          Amounts in this column represent the number of shares underlying restricted stock shares issued to our Named Executive Officer in fiscal 2007. The grant became fully vested upon our initial public offering.

(3)          Amounts in this column represent the number of shares underlying options issued to our Named Executive Officers during fiscal 2007.

(4)          These options vest annually in five equal installments. Acceleration will be triggered upon a liquidity event, reorganization, stock sale liquidity event or a change in control.

(5)          These options vest annually in two equal installments. This grant became fully vested upon our initial public offering.

(6)          The assumptions used for determining the grant date fair value are set forth in Note 11 to our financial statements contained in our Annual Report on Form 10-K for the year ended March 31, 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes information regarding each unexercised stock option held by each of our Named Executive Officers as of March 31, 2007.

	Option Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(3) (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Philip O. Nolan	106,000	0	0.53	3/29/2008
	36,000	0	1.44	3/31/2008
	36,000	0	1.44	3/30/2009
	12,000	0	1.78	7/1/2008
	12,000	0	1.78	7/1/2009
	12,000	0	1.78	3/31/2010
	90,000	0	2.59	4/30/2008
	0	101,250	8.65	5/5/2011
Brian J. Clark	26,250	0	6.56	4/2/2016
George H. Wilson	18,000	0	1.44	3/31/2008
	18,000	0	1.44	3/30/2009
	18,000	0	1.78	7/1/2008
	18,000	0	1.78	7/1/2009
	18,000	0	1.78	3/31/2010
	30,000	0	2.35	4/28/2013
	30,000	0	3.33	5/3/2014
	0	45,000	7.86	5/3/2016
Gregory M. Denkler	5,040	0	0.53	3/29/2008
	6,000	0	1.44	3/31/2008
	6,000	0	1.44	3/30/2009
	9,000	0	1.78	7/1/2008
	9,000	0	1.78	7/1/2009
	9,000	0	1.78	3/31/2010
	30,000	0	2.35	4/28/2013
	30,000	0	3.33	5/3/2014
	0	45,000	7.86	5/3/2016
Christopher J. Torti	9,000	0	1.78	7/1/2008
	9,000	0	1.78	7/1/2009
	9,000	0	1.78	3/31/2010
	30,000	0	2.35	4/28/2013
	30,000	0	3.33	5/3/2014
	0	45,000	7.86	5/3/2016

(1)          Column (d) was omitted because none of the Named Executive Officers held options that qualified as equity incentive plan awards at year-end.

(2)          Columns (g) through (j) were omitted because none of the Named Executive Officers held unvested stock awards at year-end.

(3)          Stock options granted on May 4, 2006 vest in five equal installments, except that vesting may occur earlier upon a liquidity event, reorganization, stock sale liquidity event or a change in control.

Option Exercises and Stock Vested

The following table sets forth information regarding stock options exercised and shares of stock acquired upon vesting by our Named Executive Officers during fiscal 2007:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting(4) (#) (d)	Value Realized on Vesting ($) (e)
Philip O. Nolan	278,480	2,578,056	222,060	2,886,780	(1)
Brian J. Clark	—	—	26,250	341,250	(2)
George H. Wilson	132,000	1,745,457	189,150	2,458,950	(1)
Gregory M. Denkler	54,480	732,108	134,700	1,751,100	(1)
Christopher J. Torti	67,920	602,082	134,460	1,747,980	(3)

(1)          These shares were deferred pursuant to the restricted stock trust award under the 2002 Plan. Upon termination of employment, the Named Executive Officer is entitled to delivery of the shares.

(2)          Receipt of 15,000 shares with a value of $195,000 was deferred pursuant to the restricted stock trust award under the 2002 Plan. Upon termination of employment, the Named Executive Officer is entitled to delivery of the shares.

(3)          Receipt of 36,000 shares with a value of $468,000 was deferred pursuant to the restricted stock trust award under the 2002 Plan. Upon termination of employment, the Named Executive Officer is entitled to delivery of the shares.

(4)          These shares vested upon the completion of our initial public offering on October 23, 2006.

Non-Qualified Deferred Compensation

We did not maintain any non-qualified deferred compensation plans for our Named Executive Officers during fiscal 2007.

Pension Benefits

We did not maintain any defined benefit plans or other plans with specified retirement benefits for our Named Executive Officers or our employees during fiscal 2007.

Potential Payments Upon Termination or Change-in-Control

Change in Control and Severance Payments.   We are not a party to any employment agreements, however, we entered into a Change in Control and Severance Agreement with Brian J. Clark. Mr. Clark commenced employment as our Chief Financial Officer on April 1, 2006. The agreement became effective on March 20, 2006, and will terminate on the second anniversary of its effective date.

Pursuant to the agreement, Mr. Clark may become entitled to receive either a severance payment or a change in control payment. Mr. Clark will be eligible for a severance payment of $250,000 if his employment is terminated by us during the term of the agreement for any reason other than cause (as defined in the agreement). Mr. Clark’s eligibility for severance is conditioned upon his execution of a release of claims against us. Mr. Clark will not be entitled to receive the severance payment in the event of an involuntary termination of his employment as a result of a change in control (as defined in the agreement).  In the event of a change in control during the term of the agreement, Mr. Clark will be eligible to receive a payment of $500,000.

Equity Incentive and Deferred Compensation Plans.   The terms of our equity incentive and deferred compensation plans provide for accelerated vesting upon the occurrence of a change in control. Outstanding options and restricted stock awards issued under the 2006 Plan become fully vested upon the occurrence of a change in control. These acceleration provisions are generally applicable to all grants of options or restricted stock made to all of our employees, including our executive officers.

The following table sets forth our estimates regarding the potential value of any cash payments and benefits and accelerated vesting of equity awards to be received by the Named Executive Officers under the foregoing agreements and plans, assuming that a change in control of the Company occurred on the last business day of fiscal 2007:

Name	Change of Control Payments ($)	Accelerated Option Awards(1) ($)	Total Gross Change of Control Payments and Equity Awards(2) ($)
Philip O. Nolan	0	703,688	703,688
Brian J. Clark	500,000	0	500,000
George H. Wilson	0	348,300	348,300
Gregory M. Denkler	0	348,300	348,300
Christopher J. Torti	0	348,300	348,000

(1)          Amounts in this column represent the value of accelerated vesting of unvested options to purchase shares of stock issued pursuant to the 2002 Plan and which were held by the Named Executive Officer at the end of fiscal 2007. For more information regarding the number of unvested shares underlying options held by each of the Named Executive Officers, see the table under the caption “Outstanding Equity Awards at Fiscal Year End.”

(2)          Amounts in this column represent the gross amount of change in control benefits to be received by the Named Executive Officer, without reflecting any federal and/or state income taxes payable with respect to such amounts.

Director Compensation

The following table summarizes the fees or other compensation that our non-employee directors earned for services as members of the Board of Directors or any committee of the Board of Directors during fiscal 2007.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards(2) ($) (c)	Total ($) (h)
Lawrence A. Gallagher(1)	17,000	0	17,000
James C. Hughes	0	33,967	33,967
Lt. General Richard L. Kelly	0	33,967	33,967
Charles S. Ream	0	33,967	33,967
John P. Riceman	0	33,967	33,967
General Jimmy D. Ross(3)	0	33,967	33,967

(1)          Mr. Gallagher became a non-employee director on November 1, 2006. Mr. Gallagher was paid the pro-rata portion of the $34,000 annual fee paid to outside directors, or $17,000, for his services during the remaining two quarters of fiscal 2007.

(2)          Amounts in this column reflect the dollar amounts that were recognized in fiscal 2007 for financial statement reporting purposes under SFAS 123(R) with respect to stock awards. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based conditions. For fiscal 2007, all directors except Mr. Gallagher received 4,320 shares which vest on August 3, 2007. For more information regarding our application of SFAS 123(R), including the assumptions used in the calculations of these amounts, see Note 1 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K as filed with the SEC on June 1, 2007.

(3)          General Ross held vested options to purchase 17,100 shares at the end of fiscal 2007.

Directors who are also employees of the Company are not paid any fees or other compensation for services as members of the Board of Directors or of any committee of the Board of Directors. Directors who are not our employees are paid an annual fee of approximately $34,000, which was paid in restricted stock vesting at the end of one year. Based on the fair market value on date of grant, the Directors received whole shares up to but not exceeding the value of $34,000. Directors are encouraged to maintain an equity ownership in the company in order to align their interests with the stockholders’ interests. We do not have a policy requiring that directors have any specific amount of ownership of our stock.

Beginning in fiscal 2008, Directors will receive an annual compensation of $60,000, of which twenty-five percent will be paid in equity under the 2006 Plan. The Directors will choose whether the remaining seventy-five percent will be paid in cash, equity, or a combination of the two.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

In 2007, we adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are, were or will be participants involving an amount that exceeds $10,000. Transactions involving compensation for services provided to us as an employee, director or consultant by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors and certain significant stockholders. In considering related-person transactions, the Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Committee look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in the good faith exercise of its discretion.

CERTAIN RELATED-PERSON TRANSACTIONS

During fiscal 2007 the Company did not, and currently does not, have any proposed transaction with a related-person that exceeds $120,000.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Stanley stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Direct your written request to:

Stanley, Inc.
Attn: Investor Relations
3101 Wilson Boulevard, Suite 700
Arlington, VA 22201

Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Scott D. Chaplin
General Counsel and Corporate Secretary

July 9, 2007

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 is available without charge upon written request to: Corporate Secretary, Stanley, Inc., 3101 Wilson Boulevard, Suite 700, Arlington, VA 22201.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on August 10, 2007.
Vote by Internet
• Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in

this example. Please do not write outside the designated areas.    ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED

A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors to hold office until the 2008 Annual Meeting of Stockholders.

01 - Philip O. Nolan	For ☐	Withhold ☐	02 - George H. Wilson	For ☐	Withhold ☐	03 - William E. Karlson	For ☐	Withhold ☐
04 - Lawrence A. Gallagher	For ☐	Withhold ☐	05 - James C. Hughes	For ☐	Withhold ☐	06 - Richard L. Kelly	For ☐	Withhold ☐
07 - Charles S. Ream	For ☐	Withhold ☐	08 - John P. Riceman	For ☐	Withhold ☐	09 - Jimmy D. Ross	For ☐	Withhold ☐

2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008.				For ☐	Against ☐	Abstain ☐

B  Non-Voting Items

Change of Address—Please print your new address below.

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

Proxy - Stanley, Inc.

Proxy Solicited by Board of Directors for Annual Meeting — August 16, 2007

Stanley, Inc. Stockholders:

The undersigned hereby appoints Philip O. Nolan and George H. Wilson, or either of them, each with power of substitution, as proxies of the undersigned to attend the 2007 Annual Meeting of Stockholders of Stanley, Inc. to be held at the Hilton McLean Tysons Corner at 7920 Jones Branch Drive, McLean, Virginia, on August 16, 2007, at 2:00 P.M. Eastern Time, and any adjournment or postponement thereof (the “Meeting”), and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters set forth on the reverse side, and upon such other business as may properly come before such meeting.

This proxy, when properly executed, will be voted as directed by the undersigned. If no such directions are made, this proxy will be voted FOR the election of all of the director nominees listed on the reverse side, FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm and in the discretion of the proxy holder(s) on any matter that may properly come before the Annual Meeting.

Participants in the Stanley, Inc. Employee Stock Ownership Plan (“ESOP”) and/or the Stanley, Inc. 401(k) Plan (“401(k) Plan”) (collectively, the “Plans”):

As a participant in the ESOP and/or the 401(k) Plan, you have the right to direct (by voting via mail, telephone or Internet) United States Trust Company, National Association (“U.S. Trust”) as to how to vote the shares of Stanley, Inc. common stock allocated to your account under the Plans at the Meeting.  By signing, dating and returning the Proxy Card, or by voting via telephone or the Internet, you are accepting, for purposes of this proxy solicitation only, your designation as “named fiduciary” for purposes of directing U.S. Trust how to vote not only the shares of Stanley, Inc. common stock allocated to your account(s), but also a proportionate number of shares of Stanley, Inc. common stock allocated to the accounts of other Plan participants who fail to provide timely voting instructions to U.S. Trust.  If your Proxy Card is not timely received, both of the Plans provide that, subject to the requirements of ERISA, the shares allocated to your account(s) will be voted in the same manner and in the same proportion as those shares for which U.S. Trust receives timely instructions from other participants.

STOCKHOLDERS AND PLAN PARTICIPANTS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.  YOU ALSO MAY SUBMIT YOUR VOTE BY TELEPHONE OR VIA THE INTERNET.

Continued and to be signed on the reverse side.